B BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Amendment #1) of Compass Energy Holdings, Inc. of our report dated February 24, 2010, on the financial statements of Compass Energy Holdings, Inc. for the periods ended November 30, 2009 and for the period August 7, 2009 (inception) to November 30, 2009, included on Form S-1 (Amendment #1), herein, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.

Boca Raton, Florida
December 1, 2010

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com